Exhibit 10.33

September 24, 2007

The following shall set forth the agreement between Freehand Systems, Inc. (“FSI”) and Hal Leonard Corporation (“HLC”) with respect to the subject matter herein contained.

1. During the term of this agreement, HLC authorizes FSI to be a participant in HLC’S Digital Retailer Program (the “Program”), whereby FSI may purchase digital music files from HLC for purposes of the sale of sheet music to consumers on-line via FSI’s website, under the terms set forth herein.

2. HLC shall grant FSI access to HLC’s digital music files of all songs available on HLC’s website Sheet Music Direct, or any successor website maintained by HLC or its affiliates, except for any songs for which HLC is contractually prohibited from doing so by the licensors of such songs. For all songs that FSI will be authorized to sell on-line, HLC shall provide FSI access to a secure server containing song files in a mutually-acceptable format, as provided for in Paragraphs 2.1 and 2.2 below. All such song files will remain on the HLC server, and FSI is expressly prohibited from using the files for any purpose other than as expressly authorized herein. HLC and FSI shall work in good faith implementing the technology to deliver song files and other information from the HLC server to the FSI website and to consumers. The technical and graphic presentation as well as the security elements used by FSI in these transactions, are subject to HLC’s approval. All files sold under this agreement shall be branded “Sheet Music Direct” or “Hal Leonard Corporation” or some other name that HLC and FSI mutually determine.

          2.1 With the exception of the pre-existing song files from the catalogs of Universal Music, Rondor Music International and Chrysalis Music Group discussed in Paragraph 2.2 below, HLC shall provide FSI with access to files in a mutually-accepted format.

          2.2 With respect to songs identified in Exhibit A from the catalogs of Universal Music, Rondor Music International and Chrysalis Music Group for which FSI has pre-existing song files in the Solero format, FSI shall be entitled, at its expense, to place these files on HLC’s servers for sale under the Program. For quality control purposes, all Solero files shall be subject to HLC’s approval and shall be submitted by FSI to HLC to be hosted on HLC to be hosted on HLC’s server.

3. For each song digitally delivered from the HLC server to FSI for a consumer transaction, FSI shall be billed a per unit price of $2.37 net or such other amount as the parties may mutually agree from time to time, based on musical format or other factors. FSI has the sole discretion over the retail prices of the songs it sells under this agreement. HLC shall be responsible for maintaining its server as set forth in Paragraph 7, and FSI shall be responsible for credit card costs and other transaction-related expenses on the FSI website. HLC shall advise FSI of any territorial restrictions imposed on HLC by the licensors of the songs delivered hereby, and FSI agrees to implement such restrictions on FSI’s website.

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4. All sales by HLC to FSI shall be considered final. No credits or returns shall be allowed except in the case of transaction errors or technical failures. All HLC invoices to FSI are due and payable within 30 days of the invoice date. A 1.5% service charge per month will be assessed on all pat due invoices. If FSI’s account is more than 30 days past due, HLC shall be entitled to immediately cease selling its digital music files to FSI pursuant to this Agreement.

5. In the event that FSI requests from HLC digital music files of a song not available on Sheet Music Direct for which HLC has digital print rights, HLC shall either make such title available on its website within a reasonable time frame, or shall allow FSI to create its own digital file of HLC’s arrangement of such title (if it exists), subject to any restrictions imposed on HLC by the licensor of such title to HLC. If no HLC arrangement of such titles exists, FSI may create an arrangement at FSI’s expense subject to the approval of HLC and subject to any restrictions imposed on HLC by the licensor of such title to HLC. Any such arrangement shall be created only as a result of employment-for-hire, and shall be a “Work Made For Hire” as such term is used in the United States Copyright Act, and FSI shall assign to HLC on behalf of the respective copyright owner all rights acquired by FSI therein as a result of such employment, including, but not limited to, all worldwide copyrights and all renewals and extensions thereof and all rights in and to such arrangement. HLC will own any files created under this Paragraph. FSI shall be entitled, at its expense, to convert such files to FSI’s proprietary Solero format. For quality control purposes, all such converted files shall be subject to HLC’s approval and shall be submitted by FSI to HLC to be hosted on HLC’s server. FSI shall not retain any copies of HLC’s original digital music files or such converted files and FSI is expressly prohibited from using HLC’s files for any purpose other than as expressly authorized herein. FSI shall be billed for all sales of such files a per-unit price of $2.37 net pursuant to the terms of this agreement.

6. FSI is not authorized to reproduce music notation, lyrics, or artwork (including but not limited any image, likeness and logo art) of HLC’s digital music files other than as HLC specifically allows. Any use, on-line or otherwise, of HLC’s artwork, logos, and/or trademarks shall be subject to HLC’s prior approval. All publicity, advertising, website promotions and press releases regarding FSI’s participation in the Program shall be subject to prior mutual approval. In addition, FSI shall not represent on the FSI website or in any FSI promotional materials that it represents any catalogs for which HLC has rights, unless FSI also has rights to the catalog.

7. HLC will provide to FSI the standard technical specifications required for interfacing with HLC’s Digital Retailer server and program infrastructure. FSI, at its own expense, will be solely responsible for enabling its server, website, and Solero software to integrate with HLC’s existing server and program infrastructure. HLC will work with FSI to create a technical solution to the search, sample and file delivery technology that is mutally agreeable to both parties.

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8. HLC or its authorized representatives shall have the right to inspect and audit FSI’s book and records, at HLC’s sole cost and expense, relating to transactions involving the digital music files which are subject to this agreement, once during each year of the term hereof. Such audit and inspection shall be conducted at FSI’s office during normal business hours on at least fifteen (15) days prior written notice. HLC shall not request access to and FSI shall not provide any books or records other than those that relate to this agreement.

9. The term of this agreement shall commence as of the date hereof and shall continue for a period co-terminus with the term of the distribution agreement between HLC and FSI dated September 24, 2007.

10. At HLC’s option during the term of this agreement, FSI agrees to grant HLC the right to sell FSI’s digital content under the same terms set forth in this agreement.

11 This agreement limits sales under the Program to direct to consumers only. HLC and FSI acknowledge a mutual interest in exploring possible cooperation regarding FSI’s in-store sales to retailers.

12 Warranties and Representations

          12.1 Each party warrants and represents to the other that such party has the full right, power and authority to enter into and to perform its obligations pursuant to this agreement in accordance with its terms.

          12.2 In each instance in which (and to the extent to which) HLC grants FSI the right to purchase HLC’s digital music files for distribution via FSI’s website as a participant in the Program, such grant shall constitute a warranty and representation on HLC’s part that FSI’s exercise of the rights so granted to FSI in compliance with the terms and conditions set forth above shall not violate applicable law and shall not infringe upon the rights of any third party, whether contractual in nature or whether based upon other rights, including but not limited to those relating to copyright, trademark, service, or rights of privacy and/or publicity.

          12.3 With respect only to co-publishers and songwriters shares HLC administers, HLC shall bear all responsibility for paying such co-publishers and such writers of musical compositions comprising Editions such monies are due them as a result of FSI exercising FSI’s rights hereunder.

          12.4 FSI’s use via FSI’s website of any material(s) not provided to FSI by HLC shall constitute a warranty and representation on FSI’s part that, in addition to the rights which HLC have warranted to FSI under this agreement, FSI will own or control sufficient rights therein to permit such us thereof and that such use shall not violate applicable law and shall not infringe upon the rights of any third party, whether contractual by nature or whether based upon other rights including, but not limited to, those relating to copyright, trademark, service mark or rights of privacy and/or publicity.

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13. Confidentiality/Nondisclosure

          13.1 In the course of performing this agreement, one party may disclose information to the other concerning its inventions, know-how, trade secrets and proprietary information including, without limitation, information regarding finances, sales of songs, customers, marketing strategies, software and hardware systems and program strategies, and personnel (“Confidential Information”) as may be necessary to further the purposes of this agreement. As used herein, “Confidential Information” includes, but is not limited to, any such information disclosed in connection with the negotiation of the business arrangement contemplated hereby and includes information about the number and dollar value of songs sold pursuant to this agreement, the number of songs available on Sheet Music Direct and Freehandsystems.com and any other information that is competitively sensitive to HLC and FSI. All such Confidential Information disclosed hereunder shall remain the sole property of the party disclosing such information and the other party shall have no interest in or rights with respect thereto. Except in the context of a legal proceeding compelling disclosure of same (any such proceeding to be noticed to the other party), each party agrees not to (i) use Confidential Information disclosed by the other party except to affect the purpose of this agreement; and (ii) to disclose such Confidential Information to any of its employees or agents or any third party, including music publishers and the general public, except for such employees or agents who have a bona fide need for such information to effect the purposes of this agreement, without the disclosing parties’ written consent. Each party will take all reasonable precautions to prevent an unauthorized disclosure of such Confidential Information, including at a minimum exercising the same degree of care and taking the same precautions that such party exercises and take with regard to protection of its own most confidential information.

          13.2 The obligations set forth in this Paragraph 11 shall not apply to: (i) information that is or becomes part of the public domain through no fault of either party hereto or its representatives; (ii) information that the receiving party receives from a third party source without violation by such a third party, to the knowledge of the receiving party, of any obligation to the disclosing party. The prohibitions of the Paragraph apply for a period of 5 years.

14. Any breach of this agreement shall be considered a material breach and is grounds for termination on 15 days notice.

15. This agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin applicable to agreements to be wholly performed therein. This Agreement represents the entire agreement of the parties hereto with respect to the subject matter hereof. This agreement shall bind the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights and/or delegate its obligations hereunder without the consent of the other party hereto. HLC can terminate this agreement on 24 hours notice if: 1) FSI is acquired by or merges with MusicNotes, Alfred Publishing, Neil Kjors Music, Music Sales, Mel Bay or any entity that controls any of these organizations; 2) FSI is acquired by or merges with any other direct competitor to HLC (defined as a company whose primary business is the creation and wholesale distribution of printed or digital sheet music); or 3) FSI files under the federal bankruptcy laws.

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IN WITNESS THEREOF, the parties hereto have executed this agreement this _____day of ___________, 2007.

Accepted and agreed:		Accepted and agreed:

FREEHAND SYSTEMS, INC.		HAL LEONARD CORPORATION

By:	/s/ Kim A. Lorz	By:	/s/ Larry Morton

Date:	24 Sept 07	Date:	27 Sept 07

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